EXHIBIT 1.01

CONFLICT MINERALS REPORT

This Conflict Minerals Report (“Report”) of Synaptics Incorporated and its consolidated subsidiaries (“Synaptics,” the “Registrant,” or “we”) for the calendar year ended December 31, 2022 (the “Reporting Period”), is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), the instructions to Form SD, and the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014. Please refer to the Rule, Form SD, and the Securities and Exchange Commission’s (“SEC”) Release No. 34-67716 issued by the SEC on August 22, 2012, for definitions to the terms used in this Report, unless otherwise defined herein.

Synaptics is changing the way humans engage with connected devices and data, engineering exceptional experiences throughout the home, at work, in the car and on the go. Synaptics is the partner of choice for the world’s most innovative intelligent system providers who are integrating multiple experiential technologies into platforms that make our digital lives more productive, insightful, secure and enjoyable. These customers are combining Synaptics’ differentiated technologies in touch, display and biometrics with a new generation of advanced connectivity and AI-enhanced video, vision, audio, speech and security processing. We generally supply our product solutions to our original equipment manufacturer (OEM) customers either directly or through their contract manufacturers, which take delivery of our products and pay us directly for such products.

Synaptics does not engage in the actual mining of conflict minerals or cobalt (the “Minerals”), does not make purchases of raw ore or unrefined Minerals from mines, and is many steps removed in the supply chain from the mining of the Minerals. We purchase the materials used in our products from a large network of suppliers, who may contribute necessary Minerals to our products. The smelters and refiners used by our suppliers are in the best position in the total supply chain to know the origin of ores, which cannot be determined with any certainty once the ores are smelted, refined and converted to ingots, bullions or other Minerals-containing derivatives. We rely on our suppliers to assist with our due diligence efforts, including our suppliers’ self-identification of the smelters and refiners used in their supply chain, and the countries from which the Minerals used in their supply chain may originate.

II.	Products

The following products were identified during the Reporting Period as products that may contain any of the Minerals necessary to the functionality or production of products manufactured, or contracted to manufacture, by Synaptics:

•

Our ClearPad® family of products enables the user to interact directly with the display on electronic devices, such as mobile smartphones, tablets, and automobiles. Our ClearPad has distinct advantages, including low-profile form factor; high reliability, durability, and accuracy; and low power consumption. We typically sell our ClearPad solution as a chip, together with customer-specific firmware, to sensor manufacturers, OLED manufacturers or LCD manufacturers, to integrate into their touch-enabled products.

•

Our ClearViewTM display driver products offer advanced image processing and low power technology for displays on electronic devices, including smartphones and tablets. ClearView products include adaptive image processing that works in concert with proprietary customization options to enable development of efficient and cost-effective high-performance solutions and faster time to market. Our display driver products offer automatic regional control of color balance that optimizes light and dark areas of an image simultaneously, and sunlight readability enhancement capabilities that optimize image quality under various lighting conditions. Our virtual reality bridge and virtual reality display driver integrated circuit, or DDIC, chips enable our customers to move to higher resolution and faster response displays.

•

Our TouchViewTM solutions include our TDDI products that combine two functions, a touch controller, and a display driver, into a single chip that incorporates all the features of our ClearView and ClearPad products. TouchView products enable thinner form factors to help customers minimize component count and add flexibility to their industrial designs. These products are used in large screen devices, including notebooks and tablets, and are also certified for automotive display applications.

•

Our Natural ID® family of capacitive-based fingerprint ID products is designed for use in notebook PCs, PC peripherals, automobiles, and other applications. Thin form factors provide industrial design flexibility, while robust matching algorithms and anti-spoofing technology provide strong security. Our Natural ID family of products spans a range of form factors, colors, and materials suitable for design on the front, back or side of a device.

•

Our TouchPadTM family of products, which can take the place of, and exceed the functionality of a mouse, consists of a touch-sensitive pad that senses the position and movement of one or more fingers on its surface through the measurement of capacitance. Our TouchPad provides an accurate, comfortable, and reliable method for screen navigation, cursor movement, and gestures, and provides a platform for interactive input for both the consumer and corporate markets. Our TouchPad solutions allow our OEMs to provide stylish, simple, user-friendly, and intuitive solutions to consumers. Our TouchPad solutions also offer various advanced features, including scrolling, customizable tap zones, tapping and dragging of icons, and device interaction.

•	Our SecurePadTM integrates our Natural ID fingerprint sensor directly into the TouchPad area, improving usability and simplifying the supply chain for notebook PC manufacturers.

•

Our ClickPadTM introduces a clickable mechanical design to the TouchPad solution, eliminating the need for physical buttons. The button-less design of our ClickPad allows for unique, intuitive industrial design and makes an excellent alternative to conventional input and navigation devices. Our ClickPad is activated by pressing down on the internal tact switch to perform left-button or right-button clicks and provides tactile feedback similar to pressing a physical button. The latest version of ClickPad features ClickEQTM, a mechanical solution that provides uniform click depth to maximize the surface area available for gestures and improves click performance over hinged designs.

•

Our ForcePad® is a thinner version of our ClickPad, which introduces a new dimension in control through the addition of variable force sensitivity. ForcePad is designed to provide consistent performance across OEM models through its design intelligence and self-calibration features. By detecting the amount of force applied, ForcePad is engineered to enable more intuitive and precise user interactions in operating system controls and applications. Designed with thin and light notebooks in mind, ForcePad is 40% thinner than a conventional touch pad.

•

Our Digital Voice Family, or DVF, of SoC products is a comprehensive solution for developing affordable, scalable and green Voice over IP, or VoIP, home and office products. DVF facilitates rapid introduction of embedded features into residential devices such as cordless IP and instant messaging phones. DVF enables development of low-power enterprise IP, analog terminal adapters, or ATAs, and home VoIP phones that offer superb acoustic echo cancellation, high-quality HD voice, multi-line capabilities, and an enhanced user interface. Built on an open platform with multi-ARM processors running on Linux OS, DVF includes IPfonePro™, an extensive software development kit for IP phones and ATAs.

•

Our Digital Enhanced Cordless Telecommunications, or DECT, SoC solutions provide integrated digital solutions and include all relevant digital baseband, analog interface and RF functionality. Enhanced with our hardware and software technologies, these chipsets are highly versatile and enable the development of an array of cordless telephony solutions that allow for faster time to market than alternative custom silicon and software offerings. This portfolio supports cordless phones, cordless headsets, remote controls, home DECT-enabled gateways, fixed-mobile convergence solutions and home automation devices.

•

Our AudioSmart® products bring forward optimum analog, mixed-signal and digital signal processor, or DSP, technologies for high-fidelity voice and audio processing. Our AudioSmart products include far-field voice technologies that enable accurate voice command recognition from a distance while disregarding other sounds, such as music, in order to activate smart devices such as smart speakers. AudioSmart also includes personal voice and audio solutions for high-performance headsets that enable active noise cancellation.

•

Our VideoSmartTM series SoCs include CPUs running at up to 40K Dhrystone Million Instructions per Second, gaming-grade Graphics Processing Unit, or GPUs, voice, and neural network processing units, or NPU. These powerful solutions combine a central processing unit, or CPU, NPU, and GPU, into a single software-enriched SoC. They enable smart multimedia devices including set-top boxes, or STB, over-the-top, or OTT, streaming devices, soundbars, surveillance cameras and smart displays.

•

Our ImagingSmartTM solutions include a product portfolio that spans four distinct product areas including document and photo imaging controllers, digital video, fax, and modem solutions. ImagingSmart products leverage image processing IP, JPEG encoders and DSP technology to deliver a wide range of fax, modem, digital video and printer solutions for home, mobile and imaging applications.

•

Our DisplayLink® products utilize highly efficient video encode/decode algorithms to deliver a semiconductor-based solution which transmits compressed video frames across low bandwidth connections. These solutions are used in PC docking applications, conference room video display systems, and video casting applications..

•

Our ConnectSmartTM video interface integrated circuit portfolio offers a full range of high-speed video/audio/data connectivity solutions that are designed for linking CPUs/GPUs and various endpoints for applications including PC docking stations, travel docks, dongles, protocol converters and virtual reality head mounted displays.

•

Our wireless connectivity solutions include state-of-the-art Wi-Fi, Bluetooth, GPS, GNSS, and ULE to address broad IoT market applications including home automation, multimedia streamers, security sensors, surveillance cameras, wireless speakers, games, drones, printers, wearable and fitness devices, in addition to numerous other applications which require a wireless connection.

•

Our ultra-low power edge AI platform includes a highly integrated edge AI SOC designed for battery powered wireless devices equipped with audio or camera capabilities for consumer and industrial IoT applications. These solutions are designed for a wide range of power constrained IoT applications used in office buildings, retail, factories, warehouses, robotics, and smart homes and cities.

•

Other product solutions we offer include Dual Pointing Solutions, and TouchStykTM. Our dual pointing solutions offer TouchPad with a pointing stick in a single notebook computer, enabling users to select their interface of choice. TouchStyk is a self-contained pointing stick module that uses capacitive technology similar to that used in our TouchPad.

III.	Due Diligence

Based on the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition OECD 2016) and the due diligence framework published by the Responsible Business Alliance (RBA) and the Global e-Sustainability Initiative (GeSI), including the Responsible Minerals Initiative’s (RMI) Conflict Minerals Reporting Template for calendar year 2022 (the “Template”), we took the following measures, during the Reporting Period, to determine the source and chain of custody for the Minerals which we believed necessary to the functionality or production of products manufactured, or contracted to be manufactured, by us in the Reporting Period.

1.

Synaptics identified 107 suppliers, whom we believed could provide materials containing the Minerals necessary to the functionality or production of products manufactured by us or contracted by us to be manufactured.

2.

Synaptics sent out a survey, based on the Template, to the suppliers described in No. 1 above requesting them to (a) determine whether they supplied Synaptics with metals or materials containing the Minerals; (b) conduct independent due diligence on their own supply chain; (c) identify all smelters in their supply chain that supply products containing the Minerals to Synaptics; and (d) download, complete and return the Template to Synaptics identifying all smelters and, using RMI resources, determine whether such smelters were certified as conformant smelters by the RMI’s Responsible Minerals Assurance Process (RMAP). For any non-conformant smelters identified, Synaptics strongly recommended the supplier remove such non-conformant smelter from the supplier’s supply chain and required the supplier to submit a plan to Synaptics detailing its efforts to remove or replace the non-conformant smelter. In addition, Synaptics’ suppliers were required to establish and document a policy on conflict minerals.

3.

100% of the suppliers identified in No. 1 above completed the steps described in No. 2 above, and 24 suppliers declared that their products did not contain any of the Minerals. Of the 83 suppliers who stated their products may contain the Minerals, approximately 69% stated gold may be in the products supplied to Synaptics; approximately 80% stated tin may be in the products supplied to Synaptics; approximately 27% stated tantalum may be in the products supplied to Synaptics; approximately 43% stated tungsten may be in the products supplied to Synaptics; and approximately 39% stated cobalt may be in the products supplied to Synaptics.

4.

Approximately 99% of the suppliers who responded identified all smelters used in their supply chain in accordance with the Template and its instructions; 1 supplier could not identify all of its source(s) for cobalt. Approximately 99% of the suppliers who stated that their products may contain the Minerals certified that the conflict minerals in the products they supplied to Synaptics are sourced from RMAP conformant smelters.[1] One supplier could not certify that all of its smelters were conformant but did not source cobalt from unknown sources. 83 suppliers sourced conflict minerals from a combined 274 different smelters, of which 34 smelters were non-conformant smelters, as determined by the RMAP.

5.

Synaptics compared the smelters identified by each of our suppliers to the list of smelters identified as conformant smelters by the RMAP. Approximately 95% of the smelters used by our suppliers for tantalum, gold, tin and tungsten appeared on this list and are certified by the RMAP as conformant smelters. Based on the information provided by our suppliers, Synaptics believes that the facilities used to process the Minerals contained in Synaptics’ products include the smelters listed in Exhibit A below.

a.

Our suppliers used 33 different smelters located in 10 different countries for tantalum. These countries include Brazil, China, Estonia, Germany, India, Japan, Kazakhstan, Mexico, Thailand and the United States of America. Of these smelters, 97% are certified conformant smelters as defined by the RMAP.

b.

Our suppliers used 98 different smelters located in 32 different countries for gold. These countries include Andorra, Australia, Austria, Belgium, Brazil, Canada, Chile, China, Czechia, France, Germany, India, Indonesia, Italy, Japan, Kazakhstan, Mexico, Netherlands, Philippines, Poland, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, the United Arab Emirates, the United States of America, and Uzbekistan. Of these smelters, approximately 94% are certified conformant smelters as defined by the RMAP.

c.

Our suppliers used 51 different smelters located in 16 different countries for tin. These countries include Belgium, Bolivia, Brazil, China, Indonesia, Japan, Malaysia, Peru, the Philippines, Poland, Rwanda, Spain, Taiwan, Thailand, the United States of America, and Vietnam. Of these smelters, approximately 98% are certified conformant smelters as defined by the RMAP.

d.

Our suppliers used 36 different smelters located in 10 different countries for tungsten. These countries include Austria, Brazil, China, Germany, Japan, the Philippines, South Korea, Taiwan, the United States of America, and Vietnam. Of these smelters, approximately 94% are certified conformant smelters as defined by the RMAP.

[1]	Smelter data presented in this Report is based on the Responsible Minerals Assurance Process list of Conformant Smelters and Refiners as of May 10, 2023.

e.

Our suppliers used 56 different smelters located in 16 different countries for cobalt. These countries include Australia, Belgium, Canada, China, Democratic Republic of the Congo, Finland, Indonesia, Japan, Madagascar, Morocco, Norway, Russian Federation, South Korea, Taiwan, Thailand, and the United Kingdom of Great Britain and Northern Ireland. RMI has begun to assess whether cobalt smelters and refiners are conformant with applicable RMAP protocols; however, the operational impacts of Covid-19 have continued to cause delays with some RMAP assessments. As of May 17, 2023, RMI has reported 37 cobalt smelters and refiners as conformant with applicable RMAP assessment protocols and 11 cobalt smelters and refiners that are active with respect to progressing to compliance with such protocols. Of the 56 smelters that our suppliers used, 32 are certified conformant smelters as defined by RMAP and 6 are active with respect to progressing to conformant status. We continue to encourage the cobalt refiners in our supply chain to participate in the RMAP process.

6.

Synaptics’ reasonable country of origin inquiry is based on surveys provided by its suppliers, which report to Synaptics whether its smelters are certified as conformant smelters. Certain of Synaptics’ suppliers were unable to determine the countries of origin of the Minerals it provided to us, therefore, we are unable, at this time, to conclusively determine the countries of origin of all the Minerals used in our products.

During the Reporting Period, we conducted the due diligence efforts described in this Report to determine the mine or location of the Minerals in our products. We relied on the information provided by independent third-party audit programs, such as the RMI, to determine whether the smelters disclosed by our suppliers are conformant smelters, as defined by the RMAP.

We continue to recommend to, and put pressure on, our suppliers who had non-conformant smelters in their supply chain in calendar year 2022 to remove such non-conformant smelters from their supply chain as soon as possible and we require such suppliers to submit a plan to Synaptics detailing their efforts to either remove or replace such smelter. We also have an audit plan in place, which was created to audit the design, performance and effectiveness of our due diligence framework and due diligence measures as they relate to the Minerals.

As discussed above, where possible, Synaptics has relied on third party assurances and certifications. For example, we accept as reliable any smelter that is identified as conformant by the RMAP. To the extent that other audited supplier certifications are provided to Synaptics, Synaptics may consider reliance on such certifications on a case-by-case basis.

IV.	Additional Due Diligence and Risk Mitigation

Synaptics periodically assesses the risk of other minerals in its products, and we update our due diligence process to address the risk of additional minerals, when appropriate.

We will continue to monitor our supply chain, including smelters used by our suppliers, to ensure that all smelters used by our suppliers are conformant with the RMAP. We will continue to pressure our supply chain to provide complete and accurate information regarding their smelters who provide the Minerals; continue to pressure our supply chain to either remove or replace non-conformant smelters from their own supply chain; remove from our supply chain those suppliers who continually refuse to or who are unable to provide complete information regarding their smelters; remove from our supply chain those suppliers who continue to maintain non-conformant smelters in their supply chain; and audit the results of supplier responses to the Template.

Due to the size, breadth and complexity of our supply chain, the process of successfully tracing all of the necessary Minerals used in our products back to their country of origin will require additional time and resources. Our ability to make determinations about the presence and source of origin of such Minerals in our products depends upon a number of factors including, but not limited to: (i) the respective due diligence efforts of our suppliers and their supply chain, as well as their willingness to disclose such information to us, and (ii) the ability and willingness of our supply chain to adopt the OECD Guidance and other initiatives or guidance that may develop over time with respect to responsible sourcing. The inability to obtain reliable information from any level of our supply chain could have a material impact on our ability to provide meaningful information on the presence and origin of necessary Minerals in our products’ supply chain with any reasonable degree of certainty. There can be no assurance that our suppliers will continue to cooperate with our diligence inquiries and our requests for certifications, or to provide us with the documentation or other evidence that we consider reliable in a timeframe sufficient to allow us to make a reasonable and reliable assessment following appropriate further diligence measures, as may be required.

Exhibit A

Smelters reported in Synaptics’ Supply Chain as of December 31, 2022:

Smelter Name	Smelter Country
8853 S.p.A.	Italy
A.L.M.T. Corp.	Japan
ACL Metais Eireli	Brazil
Advanced Chemical Company	United States of America
Agosi AG	Germany
Aida Chemical Industries Co., Ltd.	Japan
Al Etihad Gold Refinery DMCC	United Arab Emirates
Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Alpha	United States of America
AMG Brasil	Brazil
AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Argor-Heraeus S.A.	Switzerland
Asahi Pretec Corp.	Japan
Asahi Refining Canada Ltd.	Canada
Asahi Refining USA Inc.	United States of America
Asaka Riken Co., Ltd.	Japan
Asia Tungsten Products Vietnam Ltd.	Vietnam
Aurubis AG	Germany
Aurubis Beerse	Belgium
Aurubis Berango	Spain
Bangalore Refinery	India
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Boliden AB	Sweden
C. Hafner GmbH + Co. KG	Germany
CCR Refinery - Glencore Canada Corporation	Canada
Cendres + Metaux S.A.	Switzerland
Changsha South Tantalum Niobium Co., Ltd.	China
Chemaf Etoile	Democratic Republic Of The Congo
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Chifeng Dajingzi Tin Industry Co., Ltd.	China
Chimet S.p.A.	Italy
China Molybdenum Co., Ltd.	China
China Tin Group Co., Ltd.	China
Chizhou CN New Materials and Technology Co., Ltd.	China

Chongyi Zhangyuan Tungsten Co., Ltd.	China
Chugai Mining	Japan
Cronimet Brasil Ltda	Brazil
Compagnie de Tifnout Tiranimine	Morocco
CoreMax Corporation	Taiwan
Cosmo Chemical, Ltd.	South Korea
D Block Metals, LLC	United States of America
Dowa	Japan
DSC (Do Sung Corporation)	South Korea
Dynatec Madagascar Company	Madagascar
Eco-System Recycling Co., Ltd. East Plant	Japan
Eco-System Recycling Co., Ltd. North Plant	Japan
Eco-System Recycling Co., Ltd. West Plant	Japan
EM Vinto	Bolivia
Emirates Gold DMCC	United Arab Emirates
F&X Electro-Materials Ltd.	China
Fairsky Industrial Co., Limited	China
Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Fenix Metals	Poland
FIR Metals & Resource Ltd.	China
Fujian Ganmin RareMetal Co., Ltd.	China
Ganzhou Haichuang Tungsten Co., Ltd.	China
Ganzhou Highpower Technology Co., Ltd.	China
Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Ganzhou Seadragon W & Mo Co., Ltd.	China
Ganzhou Tengyuan Cobalt New Material Co., Ltd.	China
Gangzhou Yi Hao Umicore Industry Co.	China
Geib Refining Corporation	United States of America
Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Gem (Jiangsu) Cobalt Industry Co., Ltd.	China
Glencore Nikkelverk Refinery	Norway
Global Advanced Metals Aizu	Japan
Global Advanced Metals Boyertown	United States of America
Global Tungsten & Powders Corp.	United States of America
Gold Refinery of Zijin Mining Group Co., Ltd.	China
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Guangdong Xianglu Tungsten Co., Ltd.	China
Guangxi Yinyi Advanced Material Co., Ltd.	China
H.C. Starck Hermsdorf GmbH	Germany

H.C. Starck Tungsten GmbH	Germany
Heimerle + Meule GmbH	Germany
Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Heraeus Germany GmbH Co. KG	Germany
Heraeus Metals Hong Kong Ltd.	China
HuiChang Hill Tin Industry Co., Ltd.	China
Hunan Brunp Recycling Technology Co., Ltd.	China
Hunan Chenzhou Mining Co., Ltd.	China
Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Hunan CNGR New Energy Science & Technology Co., Ltd.	China
Hunan Jinxin New Material Holding Co., Ltd.	China
Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Hunan Yacheng New Materials Co., Ltd.	China
ICoNiChem	United Kingdom of great Britain and northern Ireland
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Ishifuku Metal Industry Co., Ltd.	Japan
Istanbul Gold Refinery	Turkey
Italpreziosi	Italy
Japan Mint	Japan
Japan New Metals Co., Ltd.	Japan
Jiangsu Xiongfeng Technology Co., Ltd.	China
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Jiangxi Copper Co., Ltd.	China
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Jiangxi Gan Bei Tungsten Co., Ltd.	China
Jiangxi Jiangwu Cobalt industrial Co., Ltd.	China
Jiangxi New Nanshan Technology Ltd.	China
Jiangxi Rui da Xinnengyuan Technology Co., Ltd.	China
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Jiangxi Tuohong New Raw Material	China
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Jiangxi Yaosheng Tungsten Co., Ltd.	China
JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Jiujiang Tanbre Co., Ltd.	China
Jingmen GEM Co., Ltd.	China

Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
JSC Kolskaya Mining and Metallurgical Company (Kola MMC)	Russian Federation
JX Nippon Mining & Metals Co., Ltd.	Japan
Kazzinc	Kazakhstan
Kamoto Copper Company	Democratic Republic Of The Congo
KEMET de Mexico	Mexico
Kennametal Fallon	United States of America
Kennametal Huntsville	United States of America
Kennecott Utah Copper LLC	United States of America
KGETS Co., Ltd.	South Korea
KGHM Polska Miedz Spolka Akcyjna	Poland
Kojima Chemicals Co., Ltd.	Japan
Korea Zinc Co., Ltd.	South Korea
La Compagnie de Traitement des Rejets de Kingamyambo S.A.	Democratic Republic Of The Congo
Lanzhou Jinchuan Advanced Materials Technology Co., Ltd.	China
Lianyou Metals Co., Ltd.	Taiwan
L’Orfebre S.A.	Andorra
LS-NIKKO Copper Inc.	South Korea
LT Metal Ltd.	South Korea
Luna Smelter, Ltd.	Rwanda
Ma’anshan Weitai Tin Co., Ltd.	China
Magnu’s Minerais Metais e Ligas Ltda.	Brazil
Malaysia Smelting Corporation (MSC)	Malaysia
Malipo Haiyu Tungsten Co., Ltd.	China
Masan High-Tech Materials	Vietnam
Materion	United States of America
Materion Newton Inc.	United States of America
Matsuda Sangyo Co., Ltd.	Japan
Mechema Chemicals (Thailand) Co., Ltd.	Thailand
Mechema Chemicals shang-yu	China
Mechema Korea, Co., Ltd.	South Korea
Mechema Taiwan Plant 1	Taiwan
Mechema Taiwan Plant 2	Taiwan
Metal Concentrators SA (Pty) Ltd.	South Africa
Metallic Resources, Inc.	United States of America
Metallurgical Products India Pvt., Ltd.	India
Metalor Technologies (Hong Kong) Ltd.	China

Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Metalor Technologies (Suzhou) Ltd.	China
Metalor Technologies S.A.	Switzerland
Metalor USA Refining Corporation	United States of America
Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Mine de Bou-Azzer	Morocco
Mineracao Taboca S.A.	Brazil
Minsur	Peru
Mitsubishi Materials Corporation	Japan
Mitsui Mining and Smelting Co., Ltd.	Japan
MKS PAMP SA	Switzerland
MMTC-PAMP India Pvt., Ltd.	India
Murrin Murrin Nickel Cobalt Plant	Australia
Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Nanjing Hanrui Cobalt	China
Nantong Xinwei Nickel Cobalt Technology Development Co., Ltd.	China
Navoi Mining and Metallurgical Combinat	Uzbekistan
New Era Group Zhejiang Zhongneng Cycle Technology Co., Ltd.	China
NH Recytech Company	South Korea
Niagara Refining LLC	United States of America
Niihama Nickel Refinery, Sumitomo Metal Mining	Japan
Nihon Material Co., Ltd.	Japan
Ningbo Hubang New Material Co., Ltd.	China
Ningbo Yanmen Chemical Co., Ltd.	China
Ningxia Orient Tantalum Industry Co., Ltd.	China
NORILSK NICKEL HARJAVALTA OY	Finland
NPM Silmet AS	Estonia
O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
O.M. Manufacturing Philippines, Inc.	Philippines
Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Ohura Precious Metal Industry Co., Ltd.	Japan
Operaciones Metalurgicas S.A.	Bolivia
Philippine Chuangxin Industrial Co., Inc.	Philippines
Planta Recuperadora de Metales SpA	Chile
Port Colborne Refinery	Canada
PT Aneka Tambang (Persero) Tbk	Indonesia
PT Artha Cipta Langgeng	Indonesia
PT ATD Makmur Mandiri Jaya	Indonesia

PT Babel Inti Perkasa	Indonesia
PT Babel Surya Alam Lestari	Indonesia
PT Bangka Serumpun	Indonesia
PT Bukit Timah	Indonesia
PT Cipta Persada Mulia	Indonesia
PT Mechema Indonesia	Indonesia
PT Menara Cipta Mulia	Indonesia
PT Mitra Stania Prima	Indonesia
PT Mitra Sukses Globalindo	Indonesia
PT Prima Timah Utama	Indonesia
PT Rajawali Rimba Perkasa	Indonesia
PT Refined Bangka Tin	Indonesia
PT Sariwiguna Binasentosa	Indonesia
PT Stanindo Inti Perkasa	Indonesia
PT Timah Tbk Kundur	Indonesia
PT Timah Tbk Mentok	Indonesia
PT Tinindo Inter Nusa	Indonesia
PX Precinox S.A.	Switzerland
QuantumClean	United States of America
Quzhou Huayou Cobalt New Material Co., Ltd.	China
Rand Refinery (Pty) Ltd.	South Africa
Remondis PMR B.V.	Netherlands
Resind Industria e Comercio Ltda.	Brazil
Royal Canadian Mint	Canada
Rui Da Hung	Taiwan
SAAMP	France
Safimet S.p.A	Italy
SAFINA A.S.	Czechia
Samduck Precious Metals	South Korea
SEMPSA Joyeria Plateria S.A.	Spain
Shandong Gold Smelting Co., Ltd.	China
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Sichuan Tianze Precious Metals Co., Ltd.	China
Singway Technology Co., Ltd.	Taiwan
SOCIETE MINIERE DU KATANGA (SOMIKA SARL)	Democratic Republic Of The Congo
Societe pour le Traitment du Terril de Lubumbashi (STL)	Democratic Republic Of The Congo
Solar Applied Materials Technology Corp.	Taiwan
Sumitomo Metal Mining Co., Ltd.	Japan

SungEel HiMetal Co., Ltd.	South Korea
T.C.A S.p.A	Italy
Taki Chemical Co., Ltd.	Japan
Tanaka Kikinzoku Kogyo K.K.	Japan
TANIOBIS Co., Ltd.	Thailand
TANIOBIS GmbH	Germany
TANIOBIS Japan Co., Ltd.	Japan
TANIOBIS Smelting GmbH & Co. KG	Germany
Telex Metals	United States of America
Tenke Fungurume Mining SA	Democratic Republic Of The Congo
Tianjin Maolian Science & Technology Co., Ltd.	China
Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam
Thaisarco	Thailand
Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin Technology & Refining	United States of America
Tokuriki Honten Co., Ltd.	Japan
TOO Tau-Ken-Altyn	Kazakhstan
Torecom	South Korea
Ulba Metallurgical Plant JSC	Kazakhstan
Umicore Finland Oy	Finland
Umicore Olen	Belgium
Umicore Precious Metals Thailand	Thailand
Umicore S.A. Business Unit Precious Metals Refining	Belgium
United Precious Metal Refining, Inc.	United States of America
Valcambi S.A.	Switzerland
Western Australian Mint (T/a The Perth Mint)	Australia
White Solder Metalurgia e Mineracao Ltda.	Brazil
WIELAND Edelmetalle GmbH	Germany
Wolfram Bergbau und Hutten AG	Austria
Xiamen Tungsten (H.C.) Co., Ltd.	China
Xiamen Tungsten Co., Ltd.	China
Xiangtan Huacheng Nickel Cobalt New Material Co., Ltd.	China
XIMEI RESOURCES (GUANDONG) LIMITED	China
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
XinXing HaoRong Electronic Material Co., Ltd.	China
XTC New Energy Materials (Xiamen) LTD.	China
Yamakin Co., Ltd.	Japan
Yanling Jincheng Tantalum & Niobium Co., Ltd.	China

Yokohama Metal Co., Ltd.	Japan
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Zhejiang Greatpower Cobalt Materials Co., Ltd.	China
Zhejiang Huayou Cobalt Company Limited	China
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Zhuhai Kelixin Metal Materials Co., Ltd.	China